FOURTH AMENDMENT TO SIXTH AMENDED AND RESTATED CREDIT AGREEMENT
This Fourth Amendment to Sixth Amended and Restated Credit Agreement (this “Fourth Amendment”) is made as of June 27, 2018 by and among Credit Acceptance Corporation, a Michigan corporation (the “Company”), Comerica Bank and the other banks signatory hereto (individually, an “Extending Bank” and collectively, the “Extending Banks”) and Comerica Bank, as administrative agent for the Banks (in such capacity, “Agent”).
RECITALS

A.
The Company, Agent and the Banks entered into that certain Sixth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of June 23, 2014 (as amended by that certain First Amendment to Sixth Amended and Restated Credit Agreement, dated as of June 11, 2015, that certain Second Amendment to Sixth Amended and Restated Credit Agreement, dated as of June 15, 2016, and that certain Third Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement, dated as of June 28, 2017, and as further amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”) under which the Banks renewed and extended (or committed to extend) credit to the Company, as set forth therein.

B.
In addition, the Company has requested that Agent and the Banks agree to the additional amendments to the Credit Agreement contained herein and Agent and the Extending Banks (which constitute Majority Banks) are willing to do so, but only on the terms and conditions set forth in this Fourth Amendment.

NOW, THEREFORE, Company, Agent and the Extending Banks agree:
1.Section 1 of the Credit Agreement is amended as follows:

(a)	By amending and restating the definitions of “Debt”, “Extended Maturity Date” and “Permitted Refinancing” in their entireties as follows:
“Debt” shall mean, with respect to any Person, without duplication, (a) its liabilities for borrowed money (whether or not evidenced by a security), (b) any liabilities secured by any Lien existing on property owned by such Person (whether or not such liabilities have been assumed), (c) its liabilities in respect of the principal component of Capitalized Leases, (d) the present value of all payments due under any arrangement for retention of title or any conditional sale agreement (other than a Capitalized Lease) discounted at the implicit rate, if known, with respect thereto or, if unknown, at eight and eighty-seven one-hundredths percent (8.87%) per annum, (e) reimbursement obligations (contingent or otherwise) in respect of letters of credit, and obligations in respect of bankers acceptances, and (f) its guaranties of any liabilities of another Person constituting liabilities of a type set forth in clauses (a) through (e), above; provided however that the obligation of the Company or any of its Subsidiaries (i) to remit monies to Dealers under Dealer Agreements (including, without limitation, with respect to Installment Contracts, claims or refunds under insurance policies or claims or refunds under service contracts) or (ii) to make deposits in trust or otherwise as required under re-insurance agreements and pursuant to state regulatory requirements shall not be considered Debt of the Company or its Subsidiaries; provided further that upon the defeasance or satisfaction and discharge of Debt in accordance with the terms of such Debt, such Debt will cease to be “Debt” hereunder (for the avoidance of doubt, including upon the giving or mailing of a notice of redemption and redemption funds being deposited with a trustee or paying agent or otherwise segregated or held in trust or under an escrow or other funding arrangement for the sole purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging, or otherwise acquiring or retiring such Debt); and provided further that “Debt” shall include payment obligations, if any, under interest rate protection agreements (including without limitation interest rate swaps and similar agreements) and currency swaps and hedges and similar agreements.
“Extended Maturity Date” means June 22, 2021.
“Permitted Refinancing” shall mean with respect to the Debt of any Person, any modification, replacement, refinancing, refunding, defeasance, satisfaction and discharge, renewal or extension of such Debt (the “Refinanced Debt”) from time to time, in whole or in part; provided, in the case of any such modification, replacement, refinancing, refunding, defeasance, satisfaction and discharge, renewal or extension, that any Debt incurred in connection therewith (the “Permitted Refinancing Debt”) has an aggregate outstanding principal amount not greater than the amount of Refinanced Debt, plus any accreted amount, unpaid accrued interest and premium (including tender or prepayment premiums thereon), and underwriting discount, and any other fees, commissions and expenses; and, provided further that, all or a portion of Permitted Refinancing Debt may either be (i) applied to repurchase, redeem, defease, repay, satisfy and discharge, or otherwise acquire or retire the Refinanced Debt substantially concurrently with the incurrence of such Permitted Refinancing Debt, or (ii) deposited into a segregated account subject to a trust, escrow or other funding arrangement entered into in connection with the issuance or incurrence of such Permitted Refinancing Debt for the sole purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging, or otherwise acquiring or retiring the Refinanced Debt. “Permitted Refinancing” shall be deemed to include, for all purposes, any successive Permitted Refinancing.

(b)	By amending and restating clause (i) of the definition of “Permitted Liens” in its entirety as follows:
(i)    Liens on property or assets deposited with a trustee or paying agent or otherwise segregated or held in trust or under an escrow or other funding arrangement for the sole purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging or otherwise acquiring or retiring Debt; provided that such repurchase, redemption, defeasance, repayment, satisfaction and discharge or other acquisition or retiring of Debt is not prohibited by this Agreement;

(c)	By adding the following new definitions in the appropriate alphabetical order:

“Fourth Amendment Effective Date” means June 27, 2018.

(d)	By adding the following to the end of Section 1.2:
As used herein or in any of the other Loan Documents, “continuing representations and warranties” shall refer to those representations and warranties which are not given solely as of a specific date; such continuing representations and warranties shall be deemed remade as of the date of each Request for Advance or Request for Swing Line Advance, as applicable (and as of the making of such Advance), as of the issuance of a Letter of Credit and as of the effective date of any other Loan Document (containing such continuing representations and warranties, to the extent set forth therein) delivered pursuant to or in connection with this Agreement.
2.    Section 6.16 of the Credit Agreement is amended and restated in its entirety as follows:
6.16    ERISA.

(a)
Neither the Company nor any of its Subsidiaries maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.16 hereto or otherwise disclosed to the Agent in writing. There is no accumulated funding deficiency with respect to any Pension Plans within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no Reportable Event has occurred with respect to any Pension Plan. Neither the Company or any of its Subsidiaries has engaged in a Prohibited Transaction with respect to any Pension Plan, which could subject such Person to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA other than a Prohibited Transaction for which an exemption is available and has been obtained. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. Neither the Company nor any of its Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).

(b)
Neither the Company nor any of its Subsidiaries is an entity deemed to hold “plan assets” of any employee benefit plan subject to Title I of ERISA or any plan or account subject to Section 4975 of the Internal Revenue Code for purposes of ERISA or the Internal Revenue Code, and, assuming that none of the Banks is or will be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code, (iii) an entity deemed to hold “plan assets” of any such plans or accounts for the purposes of ERISA or the Internal Revenue Code, or (iv) a “governmental plan” within the meaning of ERISA, then neither the execution and delivery nor performance of the transactions contemplated by this Agreement, including the making of any Advance and the issuance of any Letter of Credit, will give rise to a non-exempt Prohibited Transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
3.    Section 8.5(e) and 8.5(j), respectively, of the Credit Agreement are amended and restated in their entirety as follows:
(a)    unsecured Debt or Debt (including, without limitation, Capitalized Leases, capitalized portions of operating leases, purchase money obligations and mortgage financings) secured by Liens permitted under Section 8.6(b) (and any Permitted Refinancing thereof) not to exceed an aggregate amount at any time outstanding for all such Debt (determined, in each case, when such Debt is incurred) equal to the greater of (i) Eighty-Five Million Dollars ($85,000,000) and (ii) 10% of the Company’s Consolidated Tangible Net Worth (determined at the time such Debt becomes an obligation of the Company or any Subsidiary);
(j)    Debt incurred or to be incurred by Company or a wholly-owned Subsidiary of Company, in an aggregate principal amount not to exceed $13,000,000, in connection with the acquisition of real property and secured by such real property.

4.    Section 8.6(b) and 8.6(e), respectively, of the Credit Agreement are amended and restated in their entirety as follows:
(b)    Capitalized Leases and mortgages or security interests encumbering any property or assets of the Company or its Subsidiaries, other than Dealer Loans, Dealer Loan Pools, Installment Contracts or other related assets which constitute Collateral, to secure Debt which may be outstanding from time to time under Section 8.5(e);

(e)    Liens on the property of Company or any of its Subsidiaries, other than Dealer Loans, Dealer Loan Pools, Installment Contracts or other related assets which constitute Collateral, not otherwise permitted under subparagraphs (a) through (d) of this Section 8.6 if the obligations secured by such Liens are disclosed on Schedule 8.6 hereto;

5.    Section 8.6 of the Credit Agreement is amended by adding the following new clause (i) at the end thereof:

(i)    Lien on certain real property securing Debt permitted under Section 8.5(j).
6.    Section 11.3 of the Credit Agreement is amended and restated in its entirety as follows:
11.3    Circumstances Affecting LIBOR Rate Availability.

(a)
If Agent or the Majority Banks (after consultation with Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Banks at the applicable LIBOR Rate, then Agent shall forthwith give notice thereof to Company. Thereafter, until Agent notifies Company that such circumstances no longer exist, (i) the obligation of Banks to make Advances which bears interest at or by reference to the LIBOR Rate, and the right of Company to convert an Advance to or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended and (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to satisfaction of any conditions to conversion contained elsewhere herein) and (iii) effective immediately following such notice, each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).

(b)
If at any time the Agent or the Majority Banks (after consultation with Agent) shall determine (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in the first sentence of Section 11.3(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in the first sentence of Section 11.3(a) have not arisen but the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans, then the Agent and the Company shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided however that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 13.11, such amendment shall become effective without any further action or consent of any other party to this

Agreement so long as the Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Banks, a written notice from the Majority Banks stating that such Majority Banks object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 11.3(b), only to the extent the LIBOR Rate and such Interest Period is not available or published at such time on a current basis), (x) any Request for Advance that requests the conversion of any related Advance to, or continuation of any related Advance as, a Eurodollar-based Advance shall be ineffective and (y) if any Request for Advance requests a Eurodollar-based Advance or the use of the Eurodollar-based Rate, such Advance shall be made or carried as a Base Rate Advance.
7.    Section 12 of the Credit Agreement is amended by inserting the following new Section 12.19 in the appropriate numerical order:
12.19    Banks’ ERISA Representations. Each Bank hereby represents, warrants and covenants to the Agent and its Affiliates (and not, for the avoidance of doubt, to or for the benefit of the Company or any of its Subsidiaries), that, from and after the date hereof, such Bank is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code, (iii) an entity deemed to hold “plan assets” of any such plans or accounts for the purposes of ERISA or the Internal Revenue Code, or (iv) a “governmental plan” within the meaning of ERISA.  For the avoidance of doubt, a Bank may act as a service provider to or with respect to an ERISA plan and/or a plan or account subject to Section 4975 of the Internal Revenue Code; provided, however, that such Bank shall not exercise any discretion or authority to utilize the assets of such plans or accounts to fund any loans or other credit extended hereunder.
8.    Section 13.1 of the Credit Agreement is amended to delete the last sentence thereof.
9.    Section 13.13 of the Credit Agreement is amended and restated in its entirety as follows:
13.13    Confidentiality. Agent and each Bank agrees that without the prior consent of Company, it will not disclose (other than to its Affiliates and to its and its Affiliates’ employees, partners, directors, officers, agents, trustees, administrators, managers, representatives, auditors, counsel or other advisors, or to another Bank or to any other party to this Agreement (provided that such Persons are informed of the confidential nature of such information and agree or are otherwise bound to keep such information confidential)) any information furnished by or on behalf of the Company or any of its Subsidiaries with respect to the Company, any of its Subsidiaries or any of their respective businesses, other than information which was publicly available to Agent or such Bank prior to disclosure by the Company or any of its Subsidiaries; provided that Agent or any Bank may disclose any such information (a) as has become generally available to the public (other than as a result of a disclosure by or through Agent or its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives) or has been lawfully obtained by Agent or such Bank from any third party under no duty of confidentiality to the Company known to Agent or such Bank after reasonable inquiry, (b) as may be required by any regulatory body or in connection with any regulatory proceeding, in each case purporting to have jurisdiction over Agent or the applicable Bank or their respective Affiliates (c) as may be required or appropriate in respect of any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to Agent or such Bank or their respective Affiliates, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Indebtedness, as aforesaid, which has signed a confidentiality agreement consistent with the terms of this Section 13.13 hereof. Agent shall exercise good faith and make diligent efforts to provide the Company with prompt written notice of any disclosure pursuant to this Section 13.13 except where prohibited by law. For purposes of this Section 13.13, Affiliate shall include only those Persons who satisfy clause (a) of the definition thereof. In addition, Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or any Bank in connection with the administration of this Agreement, and the other Loan Documents, to the extent such information is routinely provided to such market data collectors and similar service providers and would otherwise be permissible to disclose under clause (a) of this Section 13.13.

10.    Section 13.23 of the Credit Agreement is amended to add, to the caption thereof, the words “; Beneficial Ownership Certification” and to add the following sentence to the end of such section:
The Company shall also deliver, from time to time at the reasonable request of the Agent or any Bank, a completed certification regarding beneficial ownership to the extent required by 31 C.F.R. §1010.230, together with any other information required under such regulation.
11.    This Fourth Amendment shall become effective (the “Effective Date”) according to the terms and as of the date hereof, upon satisfaction of the following conditions:

(a)	receipt by the Agent of .pdf copies (followed by prompt delivery of original signatures) of counterpart originals of:

(i)	this Fourth Amendment, duly executed and delivered by the Company and the requisite Banks;

(ii)	a Reaffirmation of Loan Documents duly executed and delivered by the Company and each of the Guarantors;

(iii)	a certificate from the secretary (or other authorized officer) of Company and each Guarantor certifying: (A) as to the adoption of authorizing resolutions in connection with this Fourth Amendment and the Reaffirmation of Loan Documents and attaching true and correct copies thereof, (B) that no consents or authorizations of any third parties are required in connection therewith, and (C) that either there have been no changes to the organizational documents of such party previously delivered to Agent or that true and accurate copies of organizational documents are being provided to Agent with such certificate, and

(b)
Company shall have paid to Agent and the applicable Banks all interest, fees and other amounts, if any, due and owing to the Agent and such Banks as of the Effective Date, including, without limitation, payment of the fees required to be paid in accordance with the terms of that certain Fee Letter dated May 16, 2018.

12.    Company hereby certifies that (a) all necessary actions have been taken by the Company to authorize execution and delivery of this Fourth Amendment and (b) after giving effect to this Fourth Amendment, no Default or Event of Default has occurred and is continuing on the Effective Date.
13.    The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.19, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement, except to the extent such representations and warranties speak only as of a specific date.
14.    Except as specifically set forth above, this Fourth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.
15.    Unless otherwise defined to the contrary herein, all capitalized terms used in this Fourth Amendment shall have the meaning set forth in the Credit Agreement.
16.    This Fourth Amendment may be executed in counterparts in accordance with Section 13.10 of the Credit Agreement.
17.    This Fourth Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.
[Signatures Follow on Succeeding Pages]

WITNESS the due execution hereof as of the day and year first above written.
CREDIT ACCEPTANCE CORPORATION

By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Treasurer

Signature Page to CAC Fourth Amendment

COMERICA BANK, as Administrative Agent, Joint Bookrunner, Co-Lead Arranger, and Collateral Agent and an Extending Bank

By: /s/ Paul G. Russo
Name: Paul G. Russo
Title: Vice President

Signature Page to CAC Fourth Amendment

BANKS:

BANK OF AMERICA, N.A., as Documentation Agent, and an Extending Bank

By: /s/ Gregory J. Bosio
Name: Gregory J. Bosio
Title: Senior Vice President

Signature Page to CAC Fourth Amendment

BANK OF MONTREAL, as Joint Bookrunner, Co-Lead Arranger and an Extending Bank

By: /s/ Daniel Ryan
Name: Daniel Ryan
Title: Vice President

Signature Page to CAC Fourth Amendment

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with FIFTH THIRD BANK, a Michigan banking corporation, as Joint Bookrunner and Co-Lead Arranger, and an Extending Bank

By: /s/ Marshall Kleven
Name: Marshall Kleven
Title:     Vice President

Signature Page to CAC Fourth Amendment

CITIZENS BANK, N.A., as Joint Bookrunner and Co-Lead Arranger and an Extending Bank

By: /s/ Michael S. Farley
Name: Michael S. Farley
Title: Senior Vice President

Signature Page to CAC Fourth Amendment

THE HUNTINGTON NATIONAL BANK, as an Extending Bank

By: /s/ Tara Donovan
Name: Tara Donovan
Title: Vice President

Signature Page to CAC Fourth Amendment

FLAGSTAR BANK, FSB, as Syndication Agent, and an Extending Bank

By: /s/ Kelly M. Hamrick
Name: Kelly M. Hamrick
Title: First Vice President

Signature Page to CAC Fourth Amendment

KEYBANK, NATIONAL ASSOCIATION, as Documentation Agent and an Extending Bank

By: /s/ James Clay Harris
Name: James Clay Harris
Title: Commercial Analyst

Signature Page to CAC Fourth Amendment

CHEMICAL BANK, as an Extending Bank

By: /s/ John R. Hruska
Name: John R. Hruska
Title: Senior Vice President

Signature Page to CAC Fourth Amendment